Exhibit 3.02(b)
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
SHUTTERFLY, INC.
     Shutterfly, Inc., a Delaware corporation, does hereby certify that the following amendment to the corporation’s Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law:
     Article IV(C)(4)(g)(v) of the Restated Certificate of Incorporation is amended to add an additional exclusion from the definition of “Additional Shares of Common Stock” pursuant to a new sub-paragraph (H) as set forth below:
“(H) a charitable gift of approximately 65,000 shares of Common Stock approved by the Board of Directors. ”
     IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 6th day of September 2006, and the foregoing facts stated herein are true and correct.

Shutterfly, Inc.
By:	/s/ Stephen E. Recht
Stephen E. Recht, Chief Financial Officer